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                                      EXHIBIT 1

                                JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D with respect to the Class A Common Stock, par value $.01 per share, of Pegasus Communications Corporation, a Delaware corporation, and any further amendments thereto. This Joint Filing Agreement shall be filed as an Exhibit to the Schedule 13D.

Date:  May 7, 1998

                         /s/  Robert M. Van Degna
                         ---------------------------------------------
                         Robert M. Van Degna, individually and as Chairman and Chief Executive Officer of Fleet Growth Resources, II, Inc., general partner of Fleet Equity Partners VI, L.P.; as Chairman and Chief Executive Officer of Silverado III Corp., general partner of Silverado III, L.P., general partner of Chisholm Partners III, L.P.; and as Chairman and Chief Executive Officer of Fleet Growth Resources, Inc., Fleet Venture Resources, Inc., Fleet Private Equity Co., Inc. and Silverado IV Corp.

                         /s/  Habib Y. Gorgi
                         ---------------------------------------------
                         Habib Y. Gorgi, individually and as Managing General Partner of Kennedy Plaza Partners